Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust Reports New Litigation

FORT WORTH, Texas, July 31, 2014 — Compass Bank, in its capacity as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today reported that it has filed a lawsuit against Burlington Resources Oil & Gas Company, LP (“Burlington Resources”) and its general partner BROG GP LLC (“BROG” and jointly with Burlington Resources, “Burlington”) the principal operator of the underlying oil and gas properties in which the Trust owns an interest, in a cause styled Compass Bank, in its Capacity as Trustee of the San Juan Basin Royalty Trust v. Burlington Resources Oil & Gas Company LP and BROG GP LLC, No. D-101-CV-2014-01765, in the 1st Judicial District Court for the County of Santa Fe, State of New Mexico. The Trust asserts claims for breach of contract and breach of the implied covenant of good faith and fair dealing, and seeks a declaratory judgment arising out of a number of unresolved revenue and expense audit exceptions asserted by the Trust’s auditors. More particularly, the claims involve Burlington’s failure to properly account for and pay net overriding royalty interests to the Trust with respect to oil and gas production from numerous properties in the San Juan Basin of northwestern New Mexico. Based on information currently available to the Trust and its auditors, the Trust seeks monetary relief (including actual and punitive damages, costs, expenses, interest and attorney fees) in excess of $12,000,000, along with specific performance of certain contractual obligations, declaratory relief and a judgment for other relief to which it may show itself to be justly entitled.

Contact:

San Juan Basin Royalty Trust

Compass Bank

Lee Ann Anderson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936

Website: www.sjbrt.com

e-mail: sjt@bbvacompass.com